Exhibit 15.13

[Letterhead of McDaniel & Associates Consultants Ltd.]

Consent of Independent Consultant

We consent to the reference to our firm in the form and context in which they appear in this Annual Report on Form 20-F, the inclusion of our reports herein, and to the incorporation by reference in any Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees previously filed with the Securities and Exchange Commission.

MCDANIEL & ASSOCIATES CONSULTANTS LTD.
By:	/s/ P. A. Welch
P. A. Welch, P. Eng. President & Managing Director

McDaniel & Associates Consultants Ltd.
2200, Bow Valley Square 3,
255 - 5 Avenue S.W. Calgary, Alberta,
T2P 3G6 Canada

April 10, 2014